Filed Pursuant to Rules 424(b)(5) and 424(b)(8)

Registration No. 333-234517

Supplement to prospectus supplement dated January 22, 2020

(To prospectus dated November 5, 2019)

EXPLANATORY NOTE

This supplement is being filed solely for the purpose of correcting certain errors in the Calculation of Registration Fee table (the “Original Registration Fee Table”) relating to the prospectus supplement, dated January 22, 2020 (File No. 333-234517), filed by Zymeworks Inc. with the Securities and Exchange Commission (the “Prior Filing”), which resulted in a $0.34 shortfall in the Total Amount of Registration Fee in connection with the Prior Filing. The Original Registration Fee Table is hereby amended and replaced in its entirety by the Calculation of Registration Fee table below. This filing does not amend, modify or alter the Prior Filing in any other respect. No changes have been made to the prospectus supplement or the accompanying prospectus.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Shares	6,900,000(1)	$46.50	$320,850,000.00	$41,646.33
Pre-Funded Warrants to Purchase Common Shares	1,075,271	$46.50(2)	— (2)	— (2)
Total	—	—	$320,850,000.00	$41,646.33(3)

(1)	Includes 900,000 common shares that may be purchased by the underwriters upon exercise of the underwriters’ over-allotment option to purchase additional shares and 1,075,271 common shares that are issuable upon the exercise of the warrants referenced below.
(2)	Represents the sum of the per-warrant sales price of $46.4999 and the exercise price of $0.0001 per common share issuable pursuant to the warrants. Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common shares underlying the warrants.
(3)	The filing fee is calculated and being paid pursuant to Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3ASR (File No. 333-234517) filed by the Registrant on November 5, 2019.